As filed with the Securities and Exchange Commission on November 14, 2007
Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TELEDYNE TECHNOLOGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-1843385 (I.R.S. Employer Identification No.)
1049 Camino Dos Rios
Thousand Oaks, California 91360
(Address of principal executive offices)
TELEDYNE TECHNOLOGIES INCORPORATED
1999 INCENTIVE PLAN
(Full title of the plan)
John T. Kuelbs
Executive Vice President, General Counsel and Secretary
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, California 91360
(Name and address of agent for service)
(805) 373-4545
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of securities	Amount to be	offering price	aggregate	registration
to be registered	Registered	per share	offering price	fee
Common Stock, par value $.01 per share	180,371(1)(2)	$52.30(3)	$9,433,403	$289.61

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the common stock.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(h), based on the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on November 9, 2007.
EXPLANATORY NOTE
     This Registration Statement is being filed to register an additional 180,371 shares of Common Stock, par value $.01 per share (the “Common Stock”), of Teledyne Technologies Incorporated (the “Registrant”) as a result of an increase in the number of shares of Common Stock issuable under the Teledyne Technologies Incorporated 1999 Incentive Plan, as amended. The earlier Registration Statements on Form S-8 filed by the Registrant with the Commission on January 14, 2000 (File No. 333-94739), September 26, 2000 (File No. 333-46630) and August 5, 2005 (File No. 333-127273) are hereby incorporated by reference. This incorporation by reference is made pursuant to General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), are incorporated by reference into this Registration Statement: (i) the Registrant’s annual report on Form 10-K, filed with the Commission on March 1, 2007, for the fiscal year ended December 31, 2006 (File No. 001-15295); (ii) the Registrant’s Quarterly Reports on Form 10-Q filed with the Commission for the quarterly periods ended April 1, 2007, July 1, 2007 and September 30, 2007 (File No. 001-15295), and (iii) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10, as amended, filed with the Commission (File No. 001-15295).
     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Teledyne Technologies Incorporated 1999 Incentive Plan, as amended (the “Plan”) meeting the requirements of Section 10(a) of the Securities Act.
Item 5. Interests of Named Experts and Counsel
     The opinion of counsel as to the legality of the securities that may be issued under the plans is given by Melanie S. Cibik, Vice President, Associate General Counsel and Assistant Secretary for the Registrant. As of November 5, 2007, Ms. Cibik owned 17,331.0134 shares of the Registrant’s Common Stock and held stock options and performance share plan rights granted under various incentive plans of the Registrant.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with the respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.
     The Registrant’s Restated Certificate of Incorporation provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses.

     The Registrant is also authorized to maintain, and does maintain, insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
     Article Seven of the Registrant’s Restated Certificate of Incorporation provides that, to the full extent that Delaware law permits the limitation or elimination of the liability of directors, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for conduct as a director.
Item 8. Exhibits.
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Teledyne Technologies Incorporated (including Certificate of Designation of Series A Junior Participating Preferred Stock) (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295)).

4.2	Amended and Restated Bylaws of Teledyne Technologies Incorporated (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295)).

4.3	Rights Agreement dated as of November 29, 1999 between Teledyne Technologies Incorporated and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated as of November 29, 1999 (File No. 1-15295)).

5.1	Opinion of Melanie S. Cibik regarding the legality of the shares being registered hereunder.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Melanie S. Cibik (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney

99.1	Teledyne Technologies Incorporated 1999 Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295))

99.2	Teledyne Technologies Incorporated 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 30, 2001 (File No. 1-15295))

Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this 14th day of November, 2007.

TELEDYNE TECHNOLOGIES INCORPORATED
By:	/s/ Robert Mehrabian
Robert Mehrabian
Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date
/s/ Robert Mehrabian Robert Mehrabian	Chairman, President and Chief Executive Officer (Principal Executive Officer), Director	November 14, 2007
/s/ Dale A. Schnittjer Dale A. Schnittjer	Vice President and Chief Financial Officer (Principal Financial Officer)	November 14, 2007
/s/ Susan L. Main Susan L. Main	Vice President and Controller (Principal Accounting Officer)	November 14, 2007
* Roxanne S. Austin	Director	November 14, 2007
* Robert P. Bozzone	Director	November 14, 2007
* Frank V. Cahouet	Director	November 14, 2007
* Charles Crocker	Director	November 14, 2007
* Kenneth C. Dahberg	Director	November 14, 2007
* Simon M. Lorne	Director	November 14, 2007
* Paul D. Miller	Director	November 14, 2007
* Michael T. Smith	Director	November 14, 2007
* Wesley von Schack	Director	November 14, 2007
* /s/ Melanie S. Cibik Melanie S. Cibik Pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Teledyne Technologies Incorporated (including Certificate of Designation of Series A Junior Participating Preferred Stock) (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295)).

4.2	Amended and Restated Bylaws of Teledyne Technologies Incorporated (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295)).

4.3	Rights Agreement dated as of November 29, 1999 between Teledyne Technologies Incorporated and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated as of November 29, 1999 (File No. 1-15295)).

5.1	Opinion of Melanie S. Cibik regarding the legality of the shares being registered hereunder.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Melanie S. Cibik (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney — Directors

99.1	Teledyne Technologies Incorporated 1999 Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295))

99.2	Teledyne Technologies Incorporated 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 30, 2001 (File No. 1-15295))